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                                                                    EXHIBIT 99.1

                               LOCK-UP AGREEMENT


          This LOCK-UP AGREEMENT (this "AGREEMENT") is made and entered into by and between the undersigned and Sun Sportswear, Inc., a Washington corporation ("SUN").

          WHEREAS, the undersigned is the record and beneficial owner of shares of the issued and outstanding common stock of Sun;

          WHEREAS, Sun and BSI Holdings, Inc., a Delaware corporation ("BSI"), have entered into that certain Plan and Agreement of Merger, dated as of November 13, 1996, as amended by the First Amendment to Plan and Agreement of Merger, dated as of December 13, 1996 (the "MERGER AGREEMENT"), which provides, among other things, for the merger of BSI with and into Sun (the "MERGER"); and

          WHEREAS, pursuant to Section 5.1.13 of the Merger Agreement, the consummation of the Merger is subject to the condition that the undersigned execute and deliver an agreement in the form of this Agreement.

          NOW, THEREFORE, in consideration of the matters set forth in the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes stated in this Agreement and the Merger Agreement, the undersigned hereby agrees as follows:

          1. The undersigned will not, at any time during the 180-day period commencing immediately after the Merger becomes effective in accordance with the Merger Agreement, offer, sell, contract to sell, grant an option to purchase or otherwise dispose of any shares of Sun common stock, no par value, or any shares issued to the undersigned in the Merger (or the reincorporation contemplated thereby), held by it immediately after the effective date of the Merger (and the reincorporation contemplated thereby) (the "SUN STOCK"); provided, however, that the foregoing restriction shall not apply to any disposition effected:

          (a) by operation of law; provided, however, that the transferee agrees to be bound by the provisions of this Agreement;

          (b) pursuant to a tender offer or exchange offer made by, or any other transaction resulting in more than 50% of the Sun Stock being owned by, any person or entity or any group (as defined in Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); or
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          (c) by virtue of any statutory merger or consolidation in which Sun is a constituent corporation, or pursuant to an exercise of dissenters' rights applicable to any statutory merger or consolidation in which Sun is a constituent corporation;

          (d) after Sun (i) voluntarily commences any proceeding or files any petition under any bankruptcy, insolvency or similar law seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (ii) fails to have an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding dismissed within forty-five (45) days of such filing or if Sun admits the material allegations thereof within such period, or (iii) is adjudicated bankrupt or makes a general assignment for the benefit of its creditors or consents to, or acquiesces in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business; or

          (e) with an entity that controls, or is controlled by, or is under common control with, the undersigned; provided, however, that the transferee agrees to be bound by the provisions of this Agreement.

          2. This Agreement is being entered into by the undersigned for the sole and exclusive benefit of Sun and none of the provisions of this Agreement shall be for the benefit of, or confer any rights or remedies upon, any other person or entity.

          3. This Agreement shall extend to, and be binding upon, each party's respective successors and assigns.

          4. No provision of this Agreement shall be interpreted or construed against the undersigned or Sun solely because the undersigned, Sun, or their respective counsel drafted such provision.

          5. Anything herein to the contrary notwithstanding, no officer, director, partner, shareholder or employee of the undersigned shall have any personal liability (whether at law or in equity) for any breach of the Agreement, it being specifically understood and agreed that recourse for any breach of this Agreement shall be limited solely to the assets of the undersigned.

          6. This Agreement may not be revoked, rescinded, terminated or amended in any respect without the prior written consent of Sun and the undersigned.

          7. The undersigned hereby represents and warrants to Sun that it has full power and authority to execute and deliver this Agreement and that, upon the request of Sun, the

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undersigned will execute and deliver to Sun any additional documents which such requesting party reasonably deems necessary or desirable in connection with the enforcement hereof.

          IN WITNESS WHEREOF, the undersigned and Sun have each executed this Agreement as of the date set forth below, to be effective as of the date of the Merger.

          Dated: March 14, 1997

                                        Bank of America NT & SA,
                                        doing business as Seafirst Bank


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


AGREED AND ACCEPTED:


Sun Sportswear, Inc.


By:__________________________________
Name:________________________________
Title:_______________________________